Exhibit 99.3
TranS1 Inc. Announces CFO Transition
WILMINGTON, NC — (GLOBE NEWSWIRE)—February 23, 2010—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, today announced that Michael Luetkemeyer, Chief Financial Officer will leave TranS1 on March 31, 2010 to pursue other opportunities. The company has begun a search for his replacement and Mr. Luetkemeyer will serve as a consultant to the company during the transition.
“We wish Mike the best of luck in the future,” said Rick Randall, CEO of TranS1. “He has been a valued business partner and an important part of the TranS1 team for the past three years, playing a significant role in executing our initial public offering, building the finance team and increasing our visibility in the investment community.”
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer

or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.